Filed Pursuant to Rule 433
Registration No: 333-180147-08

Free Writing Prospectus dated November 6, 2013

Santander Drive Auto Receivables Trust 2013-5

Issuing Entity

Santander Drive Auto Receivables LLC	Santander Consumer USA Inc.
Depositor	Sponsor and Servicer

The depositor has prepared a preliminary prospectus supplement dated November 6, 2013 and prospectus dated November 6, 2013 which describe the notes to be issued by the issuing entity. You should review the preliminary prospectus supplement and the prospectus in their entirety before deciding to purchase any of the notes.

Ratings

The depositor expects that the notes issued by the issuing entity will receive the indicated credit ratings from the nationally recognized statistical rating organizations, or “rating agencies,” listed below.

		Fitch Ratings, Inc.	Moody’s Investors Service, Inc.
Class A-1 Notes		F1+sf	P-1 (sf)
Class A-2-A Notes	}	AAAsf	Aaa (sf)
Class A-2-B Notes
Class A-3 Notes		AAAsf	Aaa (sf)
Class B Notes		AAsf	Aa2 (sf)
Class C Notes		Asf	A2 (sf)
Class D Notes		BBBsf	Baa2 (sf)

It is a condition to the issuance of the notes that, on the closing date, each class of notes receive at least the ratings listed above.

Underwriters

J.P. Morgan			Deutsche Bank Securities

Solely with respect to the Class A Notes:

Citigroup	Credit Suisse	RBC Capital Markets	Santander

The depositor has filed a registration statement (including a prospectus supplement and prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus supplement and the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling 1-866-669-7629.